                                                                    Exhibit 99.1

                     Pinnacle Entertainment Completes Sale
                           of Two Casino Properties

     GLENDALE, Calif., Aug. 8 /PRNewswire/ -- Pinnacle Entertainment, Inc. (NYSE: PNK -- news; formerly Hollywood Park, Inc.) announced today that it has completed the sale of its Casino Magic Bay St. Louis and Boomtown Biloxi casino properties to Penn National Gaming, Inc. (Nasdaq: PENN - news) for $195 million in cash. The agreement includes all of the operating assets and related operations of these casinos, including approximately 590 acres of land at Casino Magic Bay St. Louis and leasehold rights at Boomtown Biloxi.

     Pinnacle Entertainment will use the proceeds of the sale for general corporate purposes, including the development of its Belterra Casino Resort, the retirement of debt, and investment in its remaining properties. "The sale of these casino properties is consistent with our strategy to reduce our exposure in the Gulf Coast,'' remarked Paul Alanis, President and CEO.

     Pinnacle Entertainment is a diversified gaming company that owns and operates six casinos (four with hotels) in Nevada, Mississippi, Louisiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The company is constructing the Belterra Casino Resort, a major hotel/casino complex in Southern Indiana, approximately 35 miles southwest of Cincinnati. Pinnacle Entertainment has entered into a merger agreement with a subsidiary of Harveys Casino Resorts.

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor'' for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and, accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company, including statements related to Pinnacle Entertainment's plans to use its capital for investment in Belterra, for the retirement of debt, and for investment in its other properties, and the financial success of those plans. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to (a) the future decision of Pinnacle Entertainment to modify its investment practices and (b) the failure of Pinnacle Entertainment's business strategy to produce improved financial results, as well as other risks as detailed from time to time in Pinnacle Entertainment's filings with the Securities and Exchange Commission. For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and the Company's other filings with the SEC.

     For more information on Pinnacle Entertainment, Inc. via facsimile at no cost, call 1-800-PRO-INFO and dial company code PNK.